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PRESS RELEASE DATED 06/18/01

                     MULTI-COLOR CORPORATION BOARD APPROVES
                             STOCK BUY BACK PROGRAM

         CINCINNATI, June 18 / PRNewswire / -- Multi-Color Corporation (Nasdaq:
LABL) today announced that its Board of Directors has approved the repurchase from time to time of up to 100,000 shares of the Company's common stock. The authorization includes both open market purchases as well as private transactions. The Company currently has 2.5 million shares of common stock outstanding. Hilliard Lyons, a PNC Advisors Company, will be handling the transactions.

         Francis D. Gerace, President and CEO, stated, "We believe that investing in the Company's common stock at current prices represents an attractive investment opportunity earning a return well above our weighted average cost of capital. The Company's continued strong financial performance allows us to repurchase our common stock, increase shareholder value, and carry out our plans for the continued growth of the Company."

         In addition, the Board has set the Annual Meeting date to be held on Thursday, August 16, 2001 at the Queen City Club, 331 East Fourth Street, Cincinnati, Ohio 45202, at 10:30 a.m. EDT. Proxy statements will be mailed to Shareholders of Record as of June 30, 2001.

         Gerace also reported Multi-Color's recent success with signing long-term contracts with several major customers.

         "Our ability to provide multiple label solutions while assisting our customers with reducing their overall packaging costs has been recognized and well received," Gerace added.

         About Multi-Color (http://www.multicolorcorp.com)
                            ------------------------------

         Cincinnati, Ohio based Multi-Color Corporation is the premier supplier of specialty decorative labels and related services for technically demanding applications to consumer product companies and container manufacturers worldwide. Multi-Color is the leading producer of in-mold labels (IML) and specialty labels. Recent acquisitions have placed the Company into the high-end pressure sensitive and heat shrink label markets and tamper-evident neckband markets. The Company has four manufacturing operations in the United States. Its products are shipped to four manufacturing operations in the United States. Its products are shipped to more than 40 locations in the United States, Canada, Mexico, South America and Asia.

         Safe Harbor Statement

         Forward looking statements in this release including, without limitations, statements relating to the Company's plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks,



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uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the following: general economic and business conditions; the ability to integrate acquisitions; the success of its significant customers; competition; acceptance of new product offerings; changes in business strategy or plans; quality of management; availability, terms and development of capital; availability of raw materials; business abilities and judgment of personnel; changes in, or the failure to comply with, government regulations, and other factors. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.